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EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT
                           dated as of June 28, 2003,
         among ALFA-PRO PRODUCTS GMBH, a German corporation ("SELLER"),
   ADVANCED TECHNOLOGY INDUSTRIES, INC., a Delaware corporation ("PURCHASER")
                        and ALICE SCHLATTL ("SCHLATTL").

                  WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Intellectual Property (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement;

                  WHEREAS, Schlattl owns all of the outstanding equity interest of Seller;

                  WHEREAS, Schlattl has loaned funds (the "CETONI INDEBTEDNESS") to Cetoni Umwelttechnologie Entwicklungs GmbH, a subsidiary of Purchaser ("CETONI"), to pay for operating expenses incurred by Cetoni;

                  WHEREAS, Purchaser is a party to the Agreement and Plan of Merger dated as of June 18, 2003 (the "MERGER AGREEMENT") among Purchaser, LTDN Acquisition Corp. and LTDnetwork, Inc.; and

                  WHEREAS, it is the intent of the parties for the Closing (as defined in Section 2.01) to occur immediately prior to the consummation of the Merger (as defined in the Merger Agreement).

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

               PURCHASE AND SALE OF ACQUIRED INTELLECTUAL PROPERTY
               ---------------------------------------------------

                  SECTION 1.01. PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.01), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller all the right, title and interest of Seller in, to and under the Acquired Intellectual Property in consideration for (a) 20,000,000 shares (the "SHARES") of common stock, $0.0001 par value, of Parent ("PURCHASER COMMON STOCK") and (b) an amount not to exceed $90,000 in cash and equal to the loan amount by Schattl to the Seller as evidenced in the books of the Seller (the "CASH CONSIDERATION"). Seller hereby directs Purchaser to issue the Shares and to pay the Cash Consideration directly to Schlattl, Seller's sole stockholder, on behalf of Seller. The purchase and sale of the Acquired Intellectual Property is referred to in this Agreement as the "ACQUISITION".

                  SECTION 1.02. ACQUIRED INTELLECTUAL PROPERTY. (a) The term "ACQUIRED INTELLECTUAL PROPERTY" means the following:

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                  (i) all patents (including all reissues, divisions,
         continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, internet domain names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing ("INTELLECTUAL PROPERTY") of Seller, including the Intellectual Property set forth on
         Schedule 1.02(a); and

                  (ii) all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of Seller (the "TECHNOLOGY").

                  (b) Purchaser shall acquire the Acquired Intellectual Property free and clear of all liabilities, obligations and commitments of Seller and free and clear of all Liens (as defined in Section 3.04).

                  SECTION 1.03. REPAYMENT OF DEBT. Purchaser and Schlattl agree that on the Closing Date the Cetoni Indebtedness shall not exceed $42,200 (the "CETONI INDEBTEDNESS AMOUNT"). On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall, on behalf of Cetoni, pay to Schlattl, in cash, an amount equal to the Cetoni Indebtedness Amount in full satisfaction of the Cetoni Indebtedness. Schlattl hereby agrees that upon receipt of the Cetoni Indebtedness Amount, all obligations and liabilities of Cetoni in respect of the Cetoni Indebtedness and any other liabilities owed to Schlattl by Purchaser or any of its subsidiaries shall be fully extinguished and satisfied, including, but not limited to, any payments of principal, accrued and unpaid interest, premiums and penalties.

                                   ARTICLE II.

                                   THE CLOSING
                                   -----------

                  SECTION 2.01. CLOSING DATE. The closing of the Acquisition (the "CLOSING") shall take place at Passau, Germany immediately prior to the consummation of the Merger, or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

                  SECTION 2.02. TRANSACTIONS TO BE EFFECTED AT THE CLOSING. At the Closing:

                  (a) Seller shall deliver to Purchaser:

                  (i) an executed copy of an Intellectual Property Assignment in the form attached hereto as Exhibit A;

                  (ii) written releases and waivers or other evidences satisfactory to Purchaser that all Liens imposed on the Acquired Intellectual Property have been removed;

                  (iii) certificates evidencing the valid existence of Seller and evidence of the authority of Seller to execute and perform this Agreement and the Intellectual Property Assignment; and

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                  (iv) such other documents as Purchaser may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

                  (b) Purchaser shall deliver to Schlattl (as directed by Seller in Section 1.01 in the case of the Shares and the Cash Consideration) (i) by wire transfer, to a bank account designated in writing by Schlattl in writing at least ten days prior to the Closing Date, immediately available funds equal to the sum of (x) the Cash Consideration and (y) the Cetoni Indebtedness Amount and
(ii) certificates in definitive form registered in the name of Schlattl, evidencing the Shares. Each certificate representing the Shares and any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the shares of Purchaser Common Stock evidenced by such certificate shall have been registered under the Securities Act (as hereinafter defined)) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION."

                                  ARTICLE III.

              REPRESENTATIONS AND WARRANTIES OF SELLER AND SCHLATTL
              -----------------------------------------------------

                  Seller and Schlattl hereby jointly and severally represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

                  SECTION 3.01. ORGANIZATION STANDING AND POWER. Seller is duly organized, validly existing and in good standing under the laws of Germany and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

                  SECTION 3.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Seller has full power and authority to execute the Intellectual Property Assignment and each of Seller and Schlattl has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Seller of the Intellectual Property Assignment and the execution and delivery by each of Seller and Schlattl of this Agreement and the consummation by each of Seller and Schlattl of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action. Each of Seller and Schlattl has duly executed and delivered this Agreement and prior to the Closing Seller will have duly executed and delivered the Intellectual Property Assignment, and this Agreement constitutes, and the Intellectual Property Assignment will after the Closing constitute, Seller's or Schlattl's, as the case may be, legal, valid and binding obligation, enforceable against such party in accordance with its terms.

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                  SECTION 3.03. NO CONFLICTS; CONSENTS. The execution and
delivery by Seller and Schlattl of this Agreement do not, the execution and delivery by Seller of the Intellectual Property Assignment will not, and the consummation of the Acquisition and the other transactions contemplated hereby (including the issuance of the Shares and the payment of the Cash Consideration directly to Schlattl as directed by Seller) and compliance by Seller and Schlattl with the terms hereof and compliance by Seller with the terms of the Intellectual Property Assignment will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the organizational documents of Seller, (ii) any agreement, contract, instrument or understanding to which Seller or Schlattl is a party or by which any of their respective properties or assets is bound or
(iii) any judgment, order or decree ("JUDGMENT") or statute, law (including common law), ordinance, rule or regulation ("APPLICABLE LAW") applicable to Seller or Schlattl or their respective properties or assets. No consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY") is required to be obtained or made by or with respect to Seller or Schlattl in connection with the execution, delivery and performance of this Agreement or the Intellectual Property Assignment or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.

                  SECTION 3.04. LIENS. Seller has good and valid title to all the Acquired Intellectual Property, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "LIENS").

                  SECTION 3.05. INTELLECTUAL PROPERTY. (a) Schedule 1.02(a) sets forth a true and complete list of all Intellectual Property owned by Seller. With respect to all Acquired Intellectual Property that is the subject of an application, certificate, filing, registration, or other documents issued by, filed with, or recorded by, any Governmental Entity (the "SELLER REGISTERED INTELLECTUAL PROPERTY"), Schedule 1.02(a) sets forth a list of all jurisdictions in which such Seller Registered Intellectual Property has been issued or is registered or registrations applied for and all registration and application numbers. Each item of Seller Registered Intellectual is valid and subsisting, and all necessary registration fees, maintenance fees, renewal fees, annuity fees and taxes in connection with the Seller Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the Seller Registered Intellectual Property have been filed with all relevant Governmental Entities for purposes of maintaining the Seller Registered Intellectual Property. Except as set forth in Schedule 3.05, (i) Seller is the sole and exclusive owner of, and Seller has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Acquired


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Intellectual Property and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, and (ii) neither Seller nor Schlattl has received any written or oral communication from any person asserting any ownership interest in any Acquired Intellectual Property. To the extent any Acquired Intellectual Property has been developed or created by any person other than Seller, Seller has a written agreement with such person with respect thereto and Seller has obtained ownership of such Intellectual Property by operation of law or by valid assignment of any such rights.

                  (b) Except as set forth in Schedule 3.05, Seller has not granted any license of any kind relating to any Technology or Acquired Intellectual Property or the marketing or distribution thereof. Schedule 3.05 contains a complete and accurate list of all contracts, agreements, instruments and understandings relating to the Acquired Intellectual Property. The Seller Registered Intellectual Property does not violate, conflict with or infringe the Intellectual Property of any other person and, to the knowledge of Seller, no other Acquired Intellectual Property violates, conflicts with or infringes the Intellectual Property of any other person. Except as set forth in Schedule 3.05,
(i) no claims are pending against Seller by any person with respect to the ownership, validity, enforceability, or effectiveness of any Acquired Intellectual Property and (ii) Seller and its affiliates have not received any written or oral communication alleging that Seller or any of its affiliates has violated any rights relating to Intellectual Property of any person. To the knowledge of Seller and Schlattl, no person is infringing or misappropriating any Acquired Intellectual Property.

                  (c) None of the confidential information or trade secrets of Seller has been published or disclosed by Seller or any other person. No former or current members of management or personnel of Seller or any of its affiliates, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of any Technology have any claim against Seller in connection with such person's involvement in the conception and development of any Technology and no such claim has been asserted or is threatened.

                  SECTION 3.06. CAPITALIZATION. Schlattl is the record and beneficial owner of all equity interests, and securities convertible or exchangeable into equity interests, of Seller, free and clear of all Liens. There are no agreements, contracts, instruments or understandings, relating to the issuance, sale or transfer of any equity interests, or securities convertible or exchangeable into equity interests, of Seller. Seller owns no equity interests in any entity.

                  SECTION 3.07. RESTRICTED SHARES. (a) Neither Seller nor Schlattl is (x) a "U.S. Person" as that term is defined in Regulation S promulgated under the Securities Act of 1933 (as amended, the "SECURITIES ACT") or (y) acquiring the Shares for the account or benefit of a U.S. Person. Under Regulation S, with certain exceptions, "U.S. Person" means: (i) any natural person resident in the U.S.; (ii) any partnership or corporation organized or incorporated under the laws of the U.S.; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the U.S.; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;
(vii) any discretionary account or similar account (other than an estate or


                                       5
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trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the U.S.; and (viii) any partnership or corporation if:
(A) organized or incorporated under the laws of any foreign jurisdiction; and
(B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

                  (b) Each of Seller and Schlattl acknowledges and understands that the Shares constitute a "restricted security" under the Securities Act and have not been registered under the Securities Act in reliance upon specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Seller's representations as expressed herein. Each of Seller and Schlattl further understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, each of Seller and Schlattl understands that Purchaser is under no obligation to register the Shares. Each of Seller and Schlattl understands that the certificate evidencing the Shares will be imprinted with a legend as described in Section 2.02(b) which prohibits the transfer of the Shares unless they are registered or such registration is not required.

                  (c) Each of Seller and Schlattl acknowledges that such party has had access to all of the filings of Purchaser filed under Section 13(a) of the Securities Exchange Act of 1934 (as amended, the "EXCHANGE ACT") with the Securities and Exchange Commission since December 31, 2001. Each of Seller and Schlattl has been given the opportunity to ask questions of, and to receive answers from, Purchaser concerning the terms and conditions of Schlattl's acquisition of the Shares (as directed, and on behalf of, Seller) and related matters and to obtain all additional information which each of Seller and Schlattl deems necessary.

                  SECTION 3.08. LIABILITIES. As of the Closing Date, Seller will have no liabilities or obligations (whether accrued, absolute, contingent, unasserted or otherwise) of any nature. Seller will not be rendered insolvent as result of the Acquisition and the direction to issue the Shares and pay the Cash Consideration directly to Schlattl or the Schlattl Transfer (as hereinafter defined), as the case may be. Seller has not, either voluntarily or involuntarily, (a) filed or consented to the filing against it of a petition to take advantage of any insolvency act, (b) made an assignment for the benefit of its creditors, (c) consented to the appointment of a receiver for itself, (d) had a petition in bankruptcy filed against it or (e) been adjudged a bankrupt.

                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

                  Purchaser hereby represents and warrants to Seller and Schlattl, as of the date of this Agreement and as of the Closing Date, as follows:

                  SECTION 4.01. ORGANIZATION, STANDING AND POWER. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

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                  SECTION 4.02. AUTHORITY; EXECUTION AND DELIVERY; AND
ENFORCEABILITY. Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  SECTION 4.03. NO CONFLICTS; CONSENTS. The execution and delivery by Purchaser of this Agreement do not and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) the certificate of incorporation or by-laws of Purchaser, (ii) any agreement, contract, instrument or understanding to which Purchaser is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or its properties or assets. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than compliance with and filings under Section 13(a) of the Exchange Act.

                  SECTION 4.04. SHARES. The Shares, when issued in accordance with this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable.

                                   ARTICLE V.

                                    COVENANTS
                                    ---------

                  SECTION 5.01. COVENANTS OF SELLER AND SCHLATTL. From the date hereof through the Closing Date:

                  (a) Except to the extent Purchaser shall otherwise consent in writing, Seller shall not do, and Schlattl shall not permit Seller to do, any of the following:

                  (i) permit, allow or suffer any Acquired Intellectual Property to become subjected to any Lien of any nature whatsoever;

                  (ii) sell, lease, license or otherwise dispose of any Acquired Intellectual Property;

                  (iii) issue, sell, grant or otherwise dispose of any of its equity interests or securities convertible or exchangeable for any of its equity interests;

                  (iv) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of Seller;

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                  (v) knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations and warranties of Seller hereunder being untrue in any material respect;

                  (vi) merge or consolidate with any person;

                  (vii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

                  (viii) enter into any agreement, contract or instrument; and

                  (ix) agree to or make any commitment, whether orally or in writing, to take any actions prohibited by this Agreement.

                  (b) Notwithstanding the provisions of Section 5.01(a), Seller may transfer all, but not less than all, of the Acquired Intellectual Property to Schlattl (the "SCHLATTL TRANSFER"); PROVIDED that as a condition to the Schlattl Transfer (i) Purchaser shall be provided with copies of all documentation evidencing the Schattl Transfer and Schlattl's assumption of Seller's obligations under this Agreement and Purchaser must be satisfied in form and substance with all such documentation, (ii) Seller and Schlattl shall have made, or upon the Schlattl Transfer shall make, all registrations, declarations or filings with any Governmental Authority that is required (or requested by Purchaser) to be obtained to effect the Schlattl Transfer and (iii) the Schlattl Transfer shall not violate any Applicable Law. Schlattl hereby agrees that if the Schlattl Transfer is consummated, Schlattl shall fully and unconditionally assume and perform all obligations of Seller under this Agreement (including the obligation under Section 1.01 to sell the Acquired Intellectual Property to Purchaser) and all representations and warranties to be made by Seller as of the Closing shall be made by Schlattl (except with respect to any such obligations, representations and warranties that relate soley to Seller as a corporate entity); PROVIDED that Alfa-Pro Products GmbH shall, in addition to Schlattl as an assignee hereunder, (i) continue to be bound by Sections 5.02, 5.03, 5.04, 5.05, 5.07, 5.08 and 5.09 and Articles VIII and IX
and (ii) make, as of the Closing Date, the representations and warranties contained in Sections 3.01, 3.02 (except with respect to the Intellectual Property Assignment) , 3.03 (except with respect to the Intellectual Property Assignment), 3.05 (except with respect to the ownership of the Acquired Intellectual Property) and 3.08 and (iii) provide the certificates contemplated by Sections 6.02(a) and (b).

                  (c) Schlattl shall not sell, transfer, pledge or otherwise dispose of any equity interests, or securities convertible or exchangeable into equity interests, of Seller owned by Schlattl.

                  SECTION 5.02. ACCESS TO INFORMATION. Seller shall afford to Purchaser and its counsel and other representatives reasonable access, during the period prior to the Closing, to all the books, contracts, and records relating to the Acquired Intellectual Property, and, during such period shall furnish promptly to Purchaser any information relating to the Acquired Intellectual Property as Purchaser may reasonably request.

                  SECTION 5.03. REASONABLE EFFORTS. (a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.

                  (b) Each party shall, and shall cause its affiliates to, use its reasonable efforts to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the transfer of the Acquired Intellectual Property to Purchaser.

                  SECTION 5.04. EXPENSES. Whether or not the Closing takes place, and except as set forth in Article VIII, all costs and expenses incurred in connection with this Agreement and the Intellectual Property Assignment and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

                  SECTION 5.05. BROKERS OR FINDERS. Each of Purchaser and Seller represent, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

                  SECTION 5.06. SUPPLEMENTAL DISCLOSURE. Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; PROVIDED, HOWEVER, that no supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 6.02(a) or for purposes of determining whether any person is entitled to indemnification pursuant to Article VIII.

                  SECTION 5.07. PUBLICITY. From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by Seller or Schlattl without the prior consent of Purchaser.

                  SECTION 5.08. FURTHER ASSURANCES. From time to time, as and when requested by Purchaser, each of Seller and Schlattl shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as Purchaser may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, executing and delivering to Purchaser such assignments, consents and other instruments as Purchaser may reasonably request as necessary or desirable for such purpose.

                  SECTION 5.09. CONFIDENTIAL INFORMATION. Unless and until this Agreement is terminated, Seller and Schlattl shall maintain as confidential any confidential information (including, trade secrets) of Seller relating to the Acquired Intellectual Property.

                  SECTION 5.10. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS. From the date hereof through the Closing:

                  (a) Seller shall take any action reasonably requested by Purchaser that may be required to maintain the value, validity and enforceability of the Seller Registered Intellectual Property and Seller shall, within ten (10) business days, execute any documents reasonably requested by Purchaser to file, maintain, preserve and renew all applications of and registrations for the Seller Registered Intellectual Property in any country or other jurisdiction in the world where action may be required to maintain protection of the Seller Registered Intellectual Property, including the recordation of this Agreement; PROVIDED that Purchaser shall pay for, or reimburse Seller for, any filing fees or other expenses associated with any such actions taken by Seller pursuant to this paragraph (a);

                  (b) Seller shall not intentionally take any action which may reasonably be expected to jeopardize the use, value, validity, or enforceability of the Seller Registered Intellectual Property anywhere of the world; and

                  (c) Seller shall promptly notify Purchaser if any existing application for or registration of any Seller Registered Intellectual Property in any country is expected to lapse, expire, be cancelled or otherwise become abandoned or lose effect.

                  SECTION 5.11. EMPLOYMENT MATTERS. (a) Purchaser agrees that following the Closing, each person listed on SCHEDULE I hereto (each "KEY MEMBER") shall be offered employment by Cetoni, with the base compensation and performance or time based bonuses (if any) set forth opposite such Key Member's name on SCHEDULE I hereto. Each Key Member shall also be entitled to receive employee benefits that are generally made available to Cetoni employees. Any employment agreement entered into between Cetoni and a Key Member shall be negotiated in good faith and subject to applicable law.

                  (b) Purchaser agrees that, prior to or as soon as practicable following the Closing, and subject to approval by the shareholders of Purchaser, the Board of Directors of Purchaser shall adopt a stock option plan (the "STOCK PLAN") permitting the issuance of stock options and/or shares of restricted Purchaser Common Stock for grants and awards to employees, consultants and contractors of Purchaser or any of its subsidiaries.

                  (c) As soon as practicable following the later of (A) the adoption and approval of the Stock Plan and (b) the Closing, the Board of Directors of Purchaser shall approve a grant of stock options under the Stock Plan for each Key Member in such amounts and with such time or performance based vesting milestones determined by the Board of Directors of Purchaser in its sole discretion or as otherwise required pursuant to the Stock Plan.

                  (d) The Board of Directors of Purchaser shall additionally approve the award of restricted Purchaser Common Stock under the Stock Plan for each Key Member in an amount equal to the number of shares set forth opposite such person's name on SCHEDULE II hereto, subject to such restrictions and buy-back rights as determined by the Board of Directors of Purchaser in its sole discretion or as otherwise required pursuant to the Stock Plan.

                  SECTION 5.12. BAVARIA TECH. Purchaser shall use its reasonable best efforts to obtain the release from (a) Sparkasse Passau of all obligations and duties of Bavaria Tech, Schlattl and Werner Schlattl and (b) each other creditor of Bavaria Tech set forth on Schedule 5.13 of all obligations and duties of Bavaria Tech.

                                   ARTICLE VI.

                              CONDITIONS PRECEDENT
                              --------------------

                  SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION. The obligation of Purchaser to purchase the Acquired Intellectual Property and the obligation of Seller to sell the Acquired Intellectual Property to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

                  (a) GOVERNMENTAL APPROVALS. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

                  SECTION 6.02. CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to purchase and pay for the Acquired Intellectual Property is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Schlattl made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, and Purchaser shall have received a certificate signed by Schlattl and an authorized officer of Seller to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF SELLER AND SCHLATTL. Each of Seller and Schlattl shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and Schlattl by the time of the Closing, and Purchaser shall have received a certificate signed by Schlattl and an authorized officer of Seller to such effect.

                  (c) ABSENCE OF PROCEEDINGS. There shall not be pending or threatened any proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or seeking to obtain from Purchaser or any of its subsidiaries in connection with the Acquisition any damages or (ii) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Acquired Intellectual Property.

                  (d) CONSENTS. Purchaser shall have received written consents from all third parties necessary or appropriate to effect the Acquisition.

                  (e) LIENS. Purchaser shall have received all written releases and waivers or other evidences satisfactory to Purchaser that all Liens imposed on the Acquired Intellectual Property have been removed.

                  (f) INTELLECTUAL PROPERTY ASSIGNMENT. Purchaser shall have received a copy of the Intellectual Assignment duly executed and delivered by Seller.

                  (g) OTHER DOCUMENTS. Seller shall have furnished to Purchaser such other documents relating to Seller's existence and authority (including copies of resolutions of the board of directors of Seller), and such other matters as Purchaser may reasonably request.

                  SECTION 6.03. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to sell, assign, convey, and deliver the Acquired Intellectual Property is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                  (c) MERGER CLOSING CERTIFICATE. Seller shall have received a certificate signed by an authorized officer of Purchaser certifying the consummation of the Merger pursuant to the Merger Agreement will occur immediately following the Closing.

                  (d) RUSSIAN TRANSACTIONS. Seller shall have received evidence that the Russian Transactions shall have been consummated. "RUSSIAN TRANSACTIONS" means (i) the contribution by Purchaser and its subsidiaries to a 51% owned subsidiary of Purchaser ("NEWCO") of certain of their respective assets relating to operations of Purchaser and its subsidiaries in the Russian Federation (the "RUSSIAN OPERATIONS"), (ii) the assumption by Newco of certain liabilities of Purchaser and its subsidiaries relating to the Russian Operations and (iii) the agreement that, as soon as practicable following the consummation of the Merger, Hans Skrobanek and Peter Goerke will resign as officers of Purchaser and its subsidiaries, as applicable.

                  (e) MORTGAGE. The indebtedness in connection with the mortgage held by DSL Bank on Schlattl's property located at Osserstrasse 1, Ruderting, Germany in an amount not to exceed $252,000 shall have been paid off and the security interest thereunder shall have been released.

                                  ARTICLE VII.

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

                  SECTION 7.01. TERMINATION. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

                  (i) by mutual written consent of Seller and Purchaser;

                  (ii) by Seller if any of the conditions set forth in Sections
         6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

                  (iii) by Purchaser if any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

                  (iv) by Seller or Purchaser, if the Closing does not occur on or prior to December 31, 2003;

PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (ii) or
(iii) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                  (b) In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

                  SECTION 7.02. EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to certain expenses, (ii) Section 7.01 and this Section 7.02 and (iii) Section 5.07 relating to publicity. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                  SECTION 7.03. AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller and Schlattl, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                                  ARTICLE VIII.

                                 INDEMNIFICATION
                                 ---------------

                  SECTION 8.01. INDEMNIFICATION BY SELLER AND SCHLATTL. From and after the Closing, Seller and Schlattl, jointly and severally, shall indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("LOSSES"), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to (i) any breach of any representation or warranty of Seller or Schlattl that is contained in this Agreement or in any document or certificate delivered in connection herewith and (ii) any breach of any covenant of Seller or Schlattl contained in this Agreement.

                  SECTION 8.02. INDEMNIFICATION BY PURCHASER. From and after the Closing, Purchaser shall indemnify Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any breach of any representation or warranty of Purchaser contained in this Agreement or in any document or certificate delivered in connection herewith and (ii) any breach of any covenant of Purchaser contained in this Agreement.

                  SECTION 8.03. CLAIMS. In the event any indemnified party should have a claim against any indemnifying part under Section 8.01 or 8.02, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or 8.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or 8.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                                   ARTICLE IX.

                               GENERAL PROVISIONS
                               ------------------

                  SECTION 9.01. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser, Seller or Schlattl without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (a) Seller may assign its rights and obligations hereunder to Schlattl in connection with the Schlattl Transfer made in accordance with Section 5.01(b) and (b) Purchaser may assign its right to purchase the Acquired Intellectual Property or any portion thereof hereunder to a subsidiary of Purchaser without the prior written consent of Seller or Schlattl. Any attempted assignment in violation of this Section 9.01 shall be void.

                  SECTION 9.02. NO THIRD-PARTY BENEFICIARIES. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  SECTION 9.03. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

                  SECTION 9.04. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

         (i) if to Purchaser,

                           ATI Inc.

                           2030 Main Street, Ste 1300
                           Irvine, CA 92614

                           Attention: James Samuelson

         (ii) if to Seller or Schlattl,

                           Osserstrasse 1
                           94161 Ruderting
                           Germany

                           Attention: Alice Schlattl

                  SECTION 9.05. INTERPRETATION; EXHIBITS AND SCHEDULES; CERTAIN DEFINITIONS. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

                  (b) For all purposes hereof:

                  "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  "including" means including, without limitation.

                  "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

                  "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  SECTION 9.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                  SECTION 9.07. ENTIRE AGREEMENT. This Agreement, and the Intellectual Property Assignment, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

                  SECTION 9.08. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

                  SECTION 9.09. CONSENT TO JURISDICTION. Each of Seller and Schlattl irrevocably submits to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each of Seller and Schlattl agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Delaware Court of Chancery. Each of Seller and Schlattl further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this
Section 9.09. Each of Seller and Schlattl irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Delaware Court of Chancery, or (ii) the United States District Court for the District of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 9.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                  IN WITNESS WHEREOF, Seller, Schlattl and Purchaser have duly executed this Agreement as of the date first written above.


                                                      ________________________
                                                      Alice Schlattl


                                        ALFA-PRO PRODUCTS GMBH,

                                                 by
                                                      ________________________
                                                      Name:
                                                      Title:


                                        ADVANCED TECHNOLOGY INDUSTRIES, INC.

                                                 by
                                                      ________________________
                                                      Name:
                                                      Title: